UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2013

COWEN GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

599 Lexington Avenue
New York, NY 10022

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Estimated Unaudited Assets Under Management

The Company is disclosing to investors in the private investment funds that it manages that, as of April 1, 2013, the estimated unaudited amount of assets under management was approximately $8.9 billion, which reflects a net increase of approximately $0.3 billion since March 1, 2013. The Company’s estimate of assets under management is inclusive of performance for the month ended March 31, 2013 and capital flows as of April 1, 2013.

		Net Flows /
Platform	March 1, 2013	Performance	April 1, 2013
	(dollars in millions)
Hedge Funds (a) (b)	2,465	104	2,569
Alternative Solutions (c)	2,914	108	3,022
Ramius Trading Strategies (d)	146	(27)	119
Real Estate (a)	1,533	128	1,661
Healthcare Royalty Partners (e) (f)	1,473	—	1,473
Other	93	(3)	90
Total	8,624	310	8,934

(a)         The Company owns between 30% and 55% of the general partners or managing members of the real estate business, the activist business and the long/short credit business (as of January 1, 2013) (the single strategy hedge funds). We do not possess unilateral control over any of these general partners or managing members.

(b)         These amounts include the Company’s invested capital of approximately $117.0 million and $114.7 million as of April 1, 2013, March 1, 2013, respectively.

(c)          These amounts include the Company’s invested capital of approximately $1.55 million and $1.87 million as April 1, 2013, March 1, 2013, respectively.

(d)         These amounts include the RTS Global 3X Funds and Ramius Trading Strategies Managed Futures Fund and the Company’s invested capital of approximately $2.4 million and $12.9 million (which includes the notional amount of the Company’s investment in RTS Global 3X Fund LP) as of April 1, 2013 and March 1, 2013, respectively.

(e)          These amounts include the Company’s invested capital of approximately $12.8 million and $16.0 million as of April 1, 2013 and March 1, 2013, respectively

(f)           This amount reflects committed capital.

(g)          Net performance is net of all management and incentive fees and includes the effect of any foreign exchange translation adjustments and leverage in certain funds.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.

Dated: April 26, 2013	By:	/s/ Owen S. Littman
	Name:	Owen S. Littman
	Title:	General Counsel

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